Exhibit 11
                          LightPath Technologies, Inc.
                        Computation of Net Loss Per Share



                                                      For the Year Ended June 30
                                                     --------------------------
                                                         1997           1996
                                                     --------------------------
Weighted average common shares outstanding             2,755,001      1,462,155
Conversion of convertible notes                             --            8,851
Total weighted average common shares and common      --------------------------
equivalent shares outstanding                          2,755,001      1,471,006
                                                     ==========================
Net loss                                             $(2,998,290)   $(2,914,905)
Weighted average common shares and common
equivalent shares outstanding
                                                       2,755,001      1,471,006
Net loss per common and common equivalent shares     $     (1.09)   $     (1.98)
                                                     ==========================